CINCINNATI FINANCIAL CORPORATION

Investor Contact: Heather J. Wietzel 513-870-2768 CINF-IR@cinfin.com Media Contact: Joan O. Shevchik 513-603-5323 Media_Inquiries@cinfin.com
Cincinnati Financial Reports Fourth-quarter and Full-year 2007 Results
Cincinnati, February 6, 2008 — Cincinnati Financial Corporation (Nasdaq: CINF) today reported:
•	Fourth-quarter net income of $187 million, or $1.11 per share, compared with $130 million, or 75 cents, in the 2006 fourth quarter. Operating income* of $179 million, or $1.07 per share, compared with $122 million, or 70 cents.

•	Full-year 2007 net income of $855 million, or $4.97 per share, compared with $930 million, or $5.30, in 2006. Operating income a record $610 million, or $3.54 per share, compared with $496 million, or $2.82.

•	Full-year 2007 property casualty underwriting profits of $304 million compared with $181 million in 2006.
Financial Highlights

	Three months ended December 31,			Twelve months ended December 31,
(Dollars in millions except share data)	2007	2006	Change %	2007	2006	Change %

Revenue Highlights
Earned premiums	$809	$830	(2.5)	$3,250	$3,270	(0.6)
Investment income	157	145	8.5	608	570	6.6
Total revenues	983	992	(0.9)	4,259	4,542	(6.2)
Income Statement Data
Net income	$187	$130	43.2	$855	$930	(8.0)
Net realized investment gains and losses	8	8	(4.7)	245	434	(43.5)

Operating income*	$179	$122	46.4	$610	$496	23.1

Per Share Data (diluted)
Net income	$1.11	$0.75	48.0	$4.97	$5.30	(6.2)
Net realized investment gains and losses	0.04	0.05	(20.0)	1.43	2.48	(42.3)

Operating income*	$1.07	$0.70	52.9	$3.54	$2.82	25.5

Book value				$35.70	$39.38	(9.3)
Cash dividend declared	$0.355	$0.335	6.0	$1.42	$1.34	6.0
Weighted average shares outstanding	168,163,752	174,988,162	(3.9)	172,167,452	175,451,341	(1.9)
Insurance Operations Highlights
•	85.6 percent fourth-quarter 2007 property casualty combined ratio with 4.1 percent decrease in net written premiums; 90.3 percent full-year 2007 property casualty combined ratio with 1.9 percent decrease in net written premiums.

•	Profitability improved from prior year periods because of lowest catastrophe loss ratio in over 15 years and $244 million in full-year savings from favorable development on prior period reserves compared with $116 million in 2006.

•	Continuing new business activity and policyholder retention levels illustrate value of the company’s relationships with independent insurance agents in a competitive market.

•	23 cent per share contribution from life insurance operating income to full-year results, up from 19 cents in 2006.
Investment and Balance Sheet Highlights
•	8.5 percent growth in fourth-quarter 2007 pretax investment income with 6.6 percent full-year increase. Investment income benefited from strong dividend increases in the equity portfolio.

•	Book value of $35.70 per share compared with $39.38 at year-end 2006. Invested assets and book value declined primarily on lower market values of financial sector equity holdings.

•	$245 million in full-year 2007 net realized investment gains and losses compared with $434 million in full-year 2006. 2006 gains included the sale of the company’s second largest common stock holding.

•	3.3 million reduction in weighted-average shares outstanding in 2007. Repurchases of the company’s common stock totaled 7.5 million shares at a cost of $306 million, including fourth-quarter accelerated share repurchase.
Full-year 2008 Outlook**
•	Property casualty insurance operations — Management anticipates lower net written premiums due to competitive pricing, with upward pressure on the combined ratio for 2008.

•	Investment operations — Management anticipates slower growth in investment income as financial sector holdings evaluate dividend levels. Portfolio strategies to balance near-term income generation and long-term book value growth continue to be our focus.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe-harbor statement (see Page 8).

Challenging Property Casualty Insurance Environment
Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, “We continue to see the benefits of our agency-centered approach, with local market decision making that creates agent and policyholder loyalty through all stages of the insurance pricing cycle. We credit those relationships with contributing to 2007’s strong results. Further, our policyholders’ catastrophe losses were at the lowest level since 1997 and our savings from favorable development on prior period reserves was above our guidance. We expect these measures to return to more normal levels in the future.”
Schiff added, “Our commercial lines premiums continue to reflect reduced pricing due to increased competition. As well, we are seeing economic pressure in some regions and on some types of business, which affects our policyholders’ revenues or payrolls and is a factor in the premiums calculated for certain business policies. We have performed well under these types of tough commercial lines market conditions in the past. Our approach — supporting our agents’ strong local advantages through our team of field representatives and headquarters associates — gives us unique strengths to succeed. The local knowledge of our agents and field associates helps us carefully underwrite accounts, selecting only the commercial business that appears to be appropriately priced relative to the risk we would assume.”
Schiff noted, “Likewise, the marketplace is competitive for personal lines in many regions. Lower new and renewal premiums per policy have reduced our personal lines net written premiums. We are addressing our competitive position so we can resume growing in personal lines. We continue to refine our rates, building on the changes we made in mid-2006 to the structure of our premium credits. Those changes better positioned our agencies to sell the value of our homeowner and personal auto policies. As a result, policy retention rates remain above 90 percent and new personal lines business continues to grow. Another way in which we hope to grow is by making our personal lines products available over the next two years in states where agents currently market only our commercial lines products.”
Long-term Investment in Property Casualty Business
James E. Benoski, vice chairman, chief insurance officer and president, said, “2007 marked our first agency appointments and first commercial lines policies in Washington and New Mexico, the 33rd and 34th states where we actively market property casualty insurance.”
Benoski added, “Across our established states, Cincinnati has earned a generous share of each agency’s business over the years by offering the products and services agents need to protect their local businesses and families. Our agents have indicated their desire to have Cincinnati available as a market for commercial accounts that require the flexibility of excess and surplus lines coverage. Preparations that began in early 2007 for our excess and surplus lines operations concluded on schedule in December. Our new subsidiary, The Cincinnati Specialty Underwriters Insurance Company, received an A (Excellent) rating from A.M. Best Co., an independent provider of insurer ratings. They began 2008 by successfully issuing the first surplus lines policies from the new policy administration system.
“In addition to growing with our current agencies, we also continue to build new relationships, making agency appointments within our current marketing territories and recently opened states. In total, we completed 66 agency appointments in 2007, including 50 that were new relationships. With many more in the pipeline, we are targeting another 65 appointments in 2008. New appointments, net of other changes in our agency relationships, brought total reporting agency locations to 1,327 at year-end 2007, compared with 1,289 at year-end 2006.”
2007 Property Casualty Combined Ratio
Kenneth W. Stecher, chief financial officer and executive vice president, said, “Cincinnati’s overall profitability for the fourth quarter and full year was excellent and improved from last year’s levels. Results for both the quarter and year benefited from very low catastrophe losses and savings from favorable development on prior period reserves above our guidance. In contrast, the industry’s full-year 2007 combined ratio is expected to rise to approximately 95.6 percent, including 1.7 percentage points from catastrophe losses, from 92.4 percent, including 2.1 percentage points from catastrophe losses, in 2006.
Stecher noted, “We did experience a rise in the current accident year loss ratio excluding catastrophe losses. We believe two factors were largely responsible. First, current market conditions and softer pricing are hampering profitability. Second, there are instances when losses from weather events can be significant for some carriers, but not rise to the level where Property Claims Services tracks industrywide losses and designates the events as insurance catastrophes. We believe that was the case for us in 2007, with non-catastrophe weather-related losses adding about 1 percentage point more to our loss ratio than in 2006.”

2008 Property Casualty Outlook Update
Stecher commented, “If current commercial lines pricing trends continue into 2008, our net written premiums could decline as much as 5 percent. We believe our GAAP combined ratio could be between 96 percent and 98 percent, as we meet the needs of our agencies while managing for long-term profitability. Industry full-year 2008 net written premiums are expected to decline 0.6 percent with the combined ratio rising to 98.6 percent.”
Stecher observed that the combined ratio target relies on three assumptions:
•	Current accident year loss ratio excluding catastrophe losses — The company believes the market trends that contributed to an increase in this ratio in 2007 are continuing and may put the ratio under further pressure in 2008.

•	Catastrophe loss ratio — The company assumes catastrophe losses would contribute approximately 4.5 percentage points to the full-year 2008 combined ratio. Stecher noted the unpredictability of catastrophic events in any given year. Catastrophe losses have made an average contribution of 3.7 percentage points to the company’s combined ratio in the past 10 years, ranging from 2007’s low of 0.8 points to 1998’s high of 6.1 points.

•	Savings from favorable development on prior period reserves — The company assumes savings from favorable development would reduce the full-year 2008 combined ratio by approximately 4 percentage points. Stecher indicated that management will continue to rely on sound actuarial analysis in the determination of loss and loss expense reserves, even as market conditions soften.
Stecher added, “We believe the level of performance we have targeted will allow us to sustain our industry leading position in the commercial lines insurance marketplace. We plan to take steps in our personal lines insurance operations to enhance our response to the changing marketplace. And finally, we look for our life insurance business to continue to make a solid and growing contribution to our earnings.
“Our strong position gives us opportunities to be a market for our agents’ best business, giving them market stability and contributing to their success. Further, we believe we can expect a positive contribution from our new excess and surplus lines operations, although our 2008 targets do not take into account any contribution from excess and surplus lines. We are mindful that it will take some time before our excess and surplus lines operation is of sufficient size to materially influence our overall corporate results,” Stecher said.
Investment Performance Affected by Recent Market Activity
Schiff commented, “Our buy-and-hold equity investing strategy has been key to the long-term growth of our assets and shareholders’ equity. We identify companies with the potential for sales, earnings and dividend growth, a strong management team and favorable outlook. Over the years, these equities have generally offered a steadily increasing flow of dividend income along with the potential for capital appreciation.
“Since mid-2007, the success of this strategy has been interrupted as the financial markets have reflected broad concerns about credit quality, liquidity and the general health of the economy. As we noted in September 2007, uncertainty about the duration and the impact of these issues could significantly influence valuations and the volatility of the markets,” Schiff continued.
“Five months later, our book value has declined due to the significant drop in market value of our financial sector common stocks, which represent approximately 35 percent of our investment portfolio. To varying degrees, these companies are addressing a challenging credit quality environment and related issues. As a result, they may evaluate their dividend levels in light of their own capital requirements and earnings outlook, potentially slowing our investment income growth.
“Providing balance to the challenges of our equity portfolio, our bond portfolio continued to hold steady in the fourth quarter as widening credit spreads were offset by the strong demand in the market for low-risk securities. We believe our investment strategy will continue to allow us to maximize both income and capital appreciation over the long term. We are committed to sustaining the strong capitalization that supports our high insurer financial strength ratings, giving our agents a distinct marketing advantage for their value-oriented clients.”
Schiff added, “Your company returned $546 million to shareholders in 2007 through cash dividends and a record level of repurchase activity, including the accelerated share repurchase agreement announced in October. At that time, the board of directors expanded its repurchase authorization to communicate to shareholders its confidence in our business and our long-term outlook. The board acted last week to raise the indicated annual dividend rate by 9.9 percent, to $1.56 per share. We expect the board to continue to take actions supporting increased shareholder value over the long term.”

Property Casualty Insurance Operations

	Three months ended December 31,			Twelve months ended December 31,
(Dollars in millions)	2007	2006	Change %	2007	2006	Change %

Written premiums	$724	$755	(4.1)	$3,117	$3,178	(1.9)

Earned premiums	$777	$802	(3.1)	$3,125	$3,164	(1.2)

Loss and loss expenses excluding catastrophes	397	458	(13.3)	1,806	1,833	(1.5)
Catastrophe loss and loss expenses	(2)	44	(104.0)	26	175	(85.1)
Commission expenses	159	144	10.3	599	596	0.4
Underwriting expenses	105	108	(2.3)	375	363	3.2
Policyholder dividends	6	4	41.6	15	16	(5.4)

Underwriting profit	$112	$44	153.4	$304	$181	68.3

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	51.1%	57.1%		57.8%	58.0%
Catastrophe loss and loss expenses	(0.2)	5.5		0.8	5.5

Loss and loss expenses	50.9%	62.6%		58.6%	63.5%
Commission expenses	20.5	18.0		19.2	18.8
Underwriting expenses	13.4	13.3		12.0	11.5
Policyholder dividends	0.8	0.6		0.5	0.5

Combined ratio	85.6%	94.5%		90.3%	94.3%
•	$81 million in fourth-quarter 2007 new business written directly by agencies compared with $88 million in last year’s fourth quarter. Full-year new business was $325 million in 2007 compared with $357 million in 2006.

•	1,092 agency relationships with 1,327 reporting locations marketed our insurance products at year-end 2007, up from 1,066 agency relationships with 1,289 reporting locations at year-end 2006.

•	Contributions to premiums and underwriting income from excess and surplus lines will begin in 2008.

•	2008 property casualty reinsurance program finalized. Program updated to maintain balance between the cost of the program and the level of risk retained. Reinsurance costs expected to decline slightly due to slightly higher retention levels and moderating rates for certain lines of business.
2008 Reinsurance Program

Treaties	Retention Summary	Comments

Property catastrophe	For any one event, retain losses of:
•     100% of first $45 million
•     43% between $45 million and $70 million
•     5% between $70 million and $200 million
•     11% to 19% for layers between $200 million and $500 million

•    After reinsurance, our maximum exposure to a catastrophic event that caused $500 million in covered losses would be $105 million compared with $103 million in 2007. The largest catastrophe loss in our history was $87 million before reinsurance.

Casualty per risk	For a single loss, retain: • 100% of first $5 million • 0% between $5 million and $25 million • Obtain facultative reinsurance above $25 million	• Increased casualty treaty retention to $5 million from $4 million

Property per risk	For a single loss, retain: • 100% of first $4 million • 0% between $4 million and $25 million • Obtain facultative reinsurance above $25 million	• No changes in 2008

Casualty third excess	• $25 million excess of $25 million	• No changes in 2008

Casualty fourth excess	• $20 million excess of $50 million	• No changes in 2008

Insurance Segment Highlights
Commercial Lines Insurance Operations

	Three months ended December 31,			Twelve months ended December 31,
(Dollars in millions)	2007	2006	Change %	2007	2006	Change %

Written premiums	$562	$589	(4.6)	$2,413	$2,442	(1.2)

Earned premiums	$601	$619	(3.0)	$2,411	$2,402	0.4

Loss and loss expenses excluding catastrophes	310	357	(13.2)	1,378	1,377	0.1
Catastrophe loss and loss expenses	0	11	nm	16	89	(81.3)
Commission expenses	123	113	9.2	454	444	2.0
Underwriting expenses	86	79	8.7	287	268	7.0
Policyholder dividends	6	4	41.6	15	16	(5.4)

Underwriting profit	$76	$55	38.1	$261	$208	25.4

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	51.5%	57.6%		57.2%	57.3%
Catastrophe loss and loss expenses	0.0	1.9		0.7	3.7

Loss and loss expenses	51.5%	59.5%		57.9%	61.0%
Commission expenses	20.6	18.3		18.8	18.5
Underwriting expenses	14.1	12.6		11.9	11.1
Policyholder dividends	1.1	0.7		0.6	0.7

Combined ratio	87.3%	91.1%		89.2%	91.3%

•	$562 million of commercial lines net written premiums for the three months ended December 31, 2007. $71 million of new fourth-quarter commercial lines business written directly by agencies, down 10.5 percent from $80 million in the comparable 2006 quarter.

•	$2.413 billion of commercial lines net written premiums for full-year 2007. $287 million of new 2007 commercial lines business written directly by agencies, down 11.5 percent from $324 million for full-year 2006.

•	Direct bill payment option now available for businessowners policies issued through e-CLAS policy processing system. Selected agencies received this capability in 2007, with first-quarter 2008 rollout planned for all agencies currently using e-CLAS. By the end of 2008, development of a direct bill payment option for commercial policies not issued through e-CLAS is anticipated.

•	89.2 percent full-year 2007 commercial lines combined ratio, improved 2.1 percentage points over 91.3 percent in full-year 2006. This result included higher current accident year losses excluding catastrophe losses and higher expenses. These increases were more than offset by lower catastrophe losses and higher savings from favorable development on prior period reserves.

•	3.8 percentage point increase in full-year 2007 current accident year loss ratio excluding catastrophe losses, due to non-catastrophe weather-related losses and softening market conditions.

•	Commercial lines insurance industry combined ratio for full-year 2007 estimated at 94.0 percent with decline in net written premiums estimated at 1.5 percent.
Personal Lines Insurance Operations

	Three months ended December 31,			Twelve months ended December 31,
(Dollars in millions)	2007	2006	Change %	2007	2006	Change %

Written premiums	$162	$166	(2.3)	$704	$736	(4.4)

Earned premiums	$176	$183	(3.7)	$714	$762	(6.3)

Loss and loss expenses excluding catastrophes	87	101	(13.9)	428	456	(6.2)
Catastrophe loss and loss expenses	(2)	33	(105.3)	10	86	(89.0)
Commission expenses	36	31	14.1	145	152	(4.4)
Underwriting expenses	19	29	(32.5)	88	95	(7.5)

Underwriting profit (loss)	$36	$(11)	426.3	$43	$(27)	260.9

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	49.6%	55.5%		60.0%	59.9%
Catastrophe loss and loss expenses	(1.0)	17.9		1.3	11.3

Loss and loss expenses	48.6%	73.4%		61.3%	71.2%
Commission expenses	20.1	16.9		20.3	19.9
Underwriting expenses	11.0	15.7		12.3	12.5

Combined ratio	79.7%	106.0%		93.9%	103.6%

•	$162 million of personal lines net written premiums for the three months ended December 31, 2007. $10 million of new fourth-quarter personal lines business written directly by agencies, up 12.1 percent from $9 million in the comparable 2006 quarter.

•	$704 million of personal lines net written premiums for full-year 2007. $38 million of new 2007 personal lines business written directly by agencies, up 16.9 percent from $33 million in full-year 2006.

•	This was the sixth consecutive quarter of new business growth following July 2006 introduction of a limited program of policy credits for homeowner and personal auto pricing in most states where the company’s Diamond personal lines policy processing system is in use. Lower premiums per policy continue to constrain new and renewal premium growth.

•	93.9 percent full-year 2007 personal lines combined ratio, an improvement of 9.7 percentage points over 103.6 percent in full-year 2006. This result included higher current accident year losses excluding catastrophe losses. That increase was more than offset by lower catastrophe losses and higher savings from favorable development on prior period reserves.

•	2.3 percentage point increase in full-year 2007 current accident year loss ratio excluding catastrophe losses, due to non-catastrophe weather-related losses and lower personal auto pricing.

•	Personal lines insurance industry combined ratio for full-year 2007 estimated at 97.0 percent on flat net written premiums.
Life Insurance Operations

	Three months ended December 31,			Twelve months ended December 31,
(In millions)	2007	2006	Change %	2007	2006	Change %

Written premiums	$41	$41	(0.1)	$167	$161	3.2

Earned premiums	$32	$29	11.0	$125	$107	17.4
Investment income, net of expenses	30	27	10.2	115	108	6.3
Other income	1	1	(1.0)	4	3	25.1

Total revenues, excluding realized investment gains and losses	63	57	10.4	244	218	12.0

Policyholder benefits	35	30	15.0	133	122	9.2
Expenses	15	16	(6.8)	52	43	20.1

Total benefits and expenses	50	46	7.6	185	165	12.0

Net income before income tax and realized investment gains and losses	13	11	22.8	59	53	12.1
Income tax	4	4	17.9	20	19	5.2

Net income before realized investment gains and losses	$9	$7	25.3	$39	$34	15.9

•	$167 million in total 2007 life insurance segment net written premiums. Written premiums include life insurance, annuity and accident and health premiums.

•	10.5 percent increase to $141 million in 2007 in written premiums for life insurance products.

•	21.6 percent rise in full-year term life insurance written premiums, reflecting marketing advantages of competitive, up-to-date products, providing close personal attention and exhibiting financial strength and stability. Statutory written annuity premiums decreased to $22 million in 2007 from $30 million in 2006. Since late 2005, the company has de-emphasized annuity sales due to unfavorable market conditions.

•	8.6 percent rise in face amount of life policies in force to $61.875 billion at year-end 2007, from $56.971 billion at year-end 2006.

•	$5 million increase in 2007 operating profit due to favorable mortality experience and persistency as well as healthy earned premium and investment income growth.

•	2008 plans include redesign of all life term insurance products. In addition to redesigning the worksite term product, we will update the full worksite life portfolio. These improvements support opportunities to cross-sell life insurance products to clients of the independent agencies that sell Cincinnati’s property casualty insurance policies.

Investment and Balance Sheet Highlights
Investment Operations

	Three months ended December 31,			Twelve months ended December 31,
(In millions)	2007	2006	Change %	2007	2006	Change %

Investment income:
Interest	$79	$75	4.4	$308	$300	2.5
Dividends	75	68	10.4	294	262	12.1
Other	4	4	0.8	15	15	(0.5)
Investment expenses	(1)	(2)	96.9	(9)	(7)	(18.7)

Total investment income, net of expenses	157	145	8.5	608	570	6.6

Investment interest credited to contract holders	(14)	(14)	(5.6)	(57)	(54)	(5.1)

Realized investment gains and losses summary:
Realized investment gains and losses	38	11	254.0	409	678	(39.6)
Change in fair value of securities with embedded derivatives	(12)	2	(933.2)	(11)	7	(263.6)
Other-than-temporary impairment charges	(14)	0	nm	(16)	(1)	(1,872.5)

Total realized investment gains and losses	12	13	(2.0)	382	684	(44.1)

Investment operations income	$155	$144	7.9	$933	$1,200	(22.2)

	At December 31,	At December 31,
(Dollars in millions except share data)	2007	2006

Balance sheet data
Invested assets	$12,261	$13,759
Total assets	16,637	17,222
Short-term debt	69	49
Long-term debt	791	791
Shareholders’ equity	5,929	6,808
Book value per share	35.70	39.38
Debt-to-capital ratio	12.7%	11.0%

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

Performance measures
Comprehensive income	$(404)	$449	$(376)	$1,057
Return on equity, annualized	12.0%	7.9%	13.4%	14.4%
Return on equity, annualized, based on comprehensive income	(25.9)	27.0	(5.9)	16.4
•	8.5 percent growth in fourth-quarter net investment income to $157 million pretax. Full-year 2007 investment income up 6.6 percent to $608 million.

•	12.1 percent growth in full-year 2007 dividend income, which contributed $294 million to investment income. Increase reflected higher dividend payout by 35 of the company’s 41 common stock holdings. Dividend income growth rate expected to moderate in 2008 as financial sector holdings evaluate dividend levels.

•	Repurchases of the company’s common stock totaled 4.0 million shares at a cost of $162 million in the fourth quarter and 7.5 million shares at a cost of $306 million for the year. 2007 repurchases represented 4.3 percent of shares outstanding. Approximately 13 million shares remain authorized for repurchase.

•	Fourth-quarter repurchases largely due to accelerated share repurchase agreement announced in October. Completed in January 2008, ASR totaled 4,071,000 shares at an average price of $39.18.

•	Sales of equity securities were the primary reason for $382 million in 2007 pre-tax realized investment gains. Equity sales in 2007 included the sale of approximately 3.8 million shares of Exxon Mobil Corporation common stock as well as the block sale of 5.5 million shares of Fifth Third Bancorp common stock. Sale of our large Alltel Corporation common stock holding was the primary reason for the $684 million in 2006 pre-tax realized investment gains.

•	Fifth Third remains the company’s largest equity holding and Cincinnati Financial remains Fifth Third’s largest shareholder.

•	$12.198 billion in investment portfolio assets market value at year-end 2007 compared with $13.699 billion at year-end 2006. Lower market valuations of equity holdings due to broad concerns about credit quality, liquidity and the general health of the economy accounted for the majority of the decline.

•	Shareholders’ equity at $5.929 billion, or $35.70 per share, at year-end 2007, down from $6.808 billion, or $39.38, at year-end 2006. Decline caused by lower market values for equity holdings and record level of repurchase activity.

•	$4.306 billion in statutory surplus for the property casualty insurance group at year-end 2007, compared with $4.750 billion at year-end 2006. The ratio of common stock to statutory surplus for the property casualty insurance group portfolio was 84.5 percent at year-end 2007, compared with 96.7 percent at year-end 2006.

•	28.4 percent ratio of investment securities held at the holding-company level to total holding-company-only assets at year-end 2007, comfortably within management’s below-40 percent target.

For additional information or to register for this morning’s conference call webcast, please visit www.cinfin.com/investors.
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2006 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 20. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so. Factors that could cause or contribute to such differences include, but are not limited to:
•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims

•	Inaccurate estimates or assumptions used for critical accounting estimates

•	Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•	Changing consumer buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•	Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:
o	Downgrade of the company’s financial strength ratings

o	Concerns that doing business with the company is too difficult or

o	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
•	Sustained decline in overall stock market values negatively affecting the company’s equity portfolio and book value; in particular a sustained decline in the market value of Fifth Third shares, a significant equity holding

•	Securities laws that could limit the manner and timing of our investment transactions

•	Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

•	Events, such as the sub-prime mortgage lending crisis, that lead to a significant decline in the value of a particular security or group of securities, such as our financial sector holdings, and impairment of the asset(s)

•	Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest-rate fluctuations that result in declining values of fixed-maturity investments

•	Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

•	Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

•	Increased competition that could result in a significant reduction in the company’s premium growth rate

•	Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages

•	Personal lines pricing and loss trends that lead management to conclude that this segment could not attain sustainable profitability, which could prevent the capitalization of policy acquisition costs

•	Actions of insurance departments, state attorneys general or other regulatory agencies that:
o	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

o	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

o	Increase our expenses

o	Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

o	Limit our ability to set fair, adequate and reasonable rates

o	Place us at a disadvantage in the marketplace or

o	Restrict our ability to execute our business model, including the way we compensate agents
•	Adverse outcomes from litigation or administrative proceedings

•	Investment activities or market value fluctuations that trigger restrictions applicable to the parent company under the Investment Company Act of 1940

•	Events, such as an epidemic, natural catastrophe, terrorism or construction delays, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Cincinnati Financial Corporation
Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in millions except per share data)	2007	2006
	(unaudited)
ASSETS
Investments
Fixed maturities, at fair value (amortized cost: 2007—$5,783; 2006—$5,739)	$5,848	$5,805
(includes securities pledged to creditors of $745 at December 31, 2007)
Equity securities, at fair value (cost: 2007—$2,975; 2006—$2,621)	6,249	7,799
Short-term investments, at fair value (amortized cost: 2007—$101; 2006—$95)	101	95
Other invested assets	63	60

Total investments	12,261	13,759

Cash and cash equivalents	226	202
Securities lending collateral invested	760	0
Investment income receivable	124	121
Finance receivable	92	108
Premiums receivable	1,107	1,128
Reinsurance receivable	754	683
Prepaid reinsurance premiums	13	13
Deferred policy acquisition costs	461	453
Land, building and equipment, net, for company use (accumulated depreciation: 2007—$276; 2006—$261)	239	193
Other assets	72	58
Separate accounts	528	504

Total assets	$16,637	$17,222

LIABILITIES
Insurance reserves
Loss and loss expense reserves	$3,967	$3,896
Life policy reserves	1,478	1,409
Unearned premiums	1,564	1,579
Securities lending payable	760	0
Other liabilities	574	533
Deferred income tax	977	1,653
Note payable	69	49
6.125% senior notes due 2034	371	371
6.9% senior debentures due 2028	28	28
6.92% senior debentures due 2028	392	392
Separate accounts	528	504

Total liabilities	10,708	10,414

SHAREHOLDERS’ EQUITY
Common stock, par value—$2 per share; (authorized: 2007—500 million shares, 2006—500 million shares; issued: 2007—196 million shares, 2006—196 million shares)	393	391
Paid-in capital	1,049	1,015
Retained earnings	3,404	2,786
Accumulated other comprehensive income	2,151	3,379
Treasury stock at cost (2007—30 million shares, 2006—23 million shares)	(1,068)	(763)

Total shareholders’ equity	5,929	6,808

Total liabilities and shareholders’ equity	$16,637	$17,222

Cincinnati Financial Corporation
Consolidated Statements of Income

(In millions except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
REVENUES
Earned premiums
Property casualty	$777	$802	$3,125	$3,163
Life	32	29	125	107
Investment income, net of expenses	157	145	608	570
Realized investment gains and losses	12	12	382	684
Other income	5	4	19	18

Total revenues	983	992	4,259	4,542

BENEFITS AND EXPENSES
Insurance losses and policyholder benefits	430	532	1,963	2,128
Commissions	164	150	624	622
Other operating expenses	96	100	362	354
Taxes, licenses and fees	18	19	75	77
Increase in deferred policy acquisition costs	8	5	(9)	(21)
Interest expense	13	14	52	53

Total benefits and expenses	729	820	3,067	3,213

INCOME BEFORE INCOME TAXES	254	172	1,192	1,329

PROVISION (BENEFIT) FOR INCOME TAXES
Current	71	41	336	404
Deferred	(4)	1	1	(5)

Total provision for income taxes	67	42	337	399

NET INCOME	$187	$130	$855	$930

PER COMMON SHARE
Net income — basic	$1.12	$0.75	$5.01	$5.36
Net income — diluted	$1.11	$0.75	$4.97	$5.30
* * *

Cincinnati Financial Corporation offers property and casualty insurance, our main business, through our three standard market companies, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Specialty Underwriters Insurance Company provides excess and surplus lines property and casualty insurance. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CSU Producer Resources Inc., is our excess and surplus lines brokerage, serving the same local independent agencies that offer our standard market policies. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141

Definitions of Non-GAAP Information and
Reconciliation to Comparable GAAP Measures
(See attached tables for 2007 and 2006 data; prior-period reconciliations available at www.cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas — property casualty insurance, life insurance and investments — when analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
•	Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•	Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•	Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

•	Written premium adjustment — statutory basis only: In 2002, the company refined its estimation process for matching property casualty written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.

Cincinnati Financial Corporation
Quarterly Net Income Reconciliation

(In millions except per share data)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06	6/30/07	6/30/06	9/30/07	9/30/06	12/31/07	12/31/06

Net income	$187	$124	$351	$194	$130	$115	$132	$552	$545	$684	$669	$800	$855	$930
Net realized investment gains and losses	8	10	187	41	8	—	6	421	228	426	238	427	245	434

Operating income	179	114	164	153	122	115	126	131	317	258	431	373	610	496
Less catastrophe losses	1	(9)	(7)	(2)	(29)	(18)	(41)	(26)	(9)	(67)	(18)	(85)	(17)	(113)

Operating income before catastrophe losses	$178	$123	$171	$155	$151	$133	$167	$157	$326	$325	$449	$458	$627	$609

Diluted per share data
Net income	$1.11	$0.72	$2.02	$1.11	$0.75	$0.66	$0.76	$3.13	$3.13	$3.90	$3.86	$4.56	$4.97	$5.30
Net realized investment gains and losses	0.04	0.06	1.08	0.23	0.05	—	0.04	2.39	1.31	2.43	1.37	2.43	1.43	2.48

Operating income	1.07	0.66	0.94	0.88	0.70	0.66	0.72	0.74	1.82	1.47	2.49	2.13	3.54	2.82
Less catastrophe losses	0.01	(0.05)	(0.04)	(0.01)	(0.16)	(0.10)	(0.24)	(0.14)	(0.05)	(0.38)	(0.10)	(0.48)	(0.10)	(0.65)

Operating income before catastrophe losses	$1.06	$0.71	$0.98	$0.89	$0.86	$0.76	$0.96	$0.88	$1.87	$1.85	$2.59	$2.61	$3.64	$3.47

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

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Cincinnati Insurance Group
Quarterly Property Casualty Data — Consolidated

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06	6/30/07	6/30/06	9/30/07	9/30/06	12/31/07	12/31/06

Premiums
Adjusted written premiums (statutory)	$749	$779	$808	$811	$785	$787	$804	$796	$1,619	$1,600	$2,398	$2,387	$3,149	$3,172
Written premium adjustment — statutory only	(25)	(43)	2	35	(30)	(7)	10	33	37	43	(6)	36	(32)	6

Reported written premiums (statutory)*	$724	$736	$810	$846	$755	$780	$814	$829	$1,656	$1,643	$2,392	$2,423	$3,117	$3,178
Unearned premiums change	53	41	(23)	(61)	47	11	(21)	(51)	(85)	(72)	(44)	(61)	8	(14)

Earned premiums	$777	$777	$787	$785	$802	$791	$793	$778	$1,571	$1,571	$2,348	$2,362	$3,125	$3,164

Statutory combined ratio
Statutory combined ratio	87.8%	98.7%	87.7%	87.7%	95.9%	96.4%	93.7%	89.6%	87.7%	91.7%	91.3%	93.2%	90.3%	93.9%
Less catastrophe losses	(0.3)	1.7	1.4	0.4	5.5	3.5	8.0	5.0	0.9	6.5	1.2	5.5	0.8	5.5

Statutory combined ratio excluding catastrophe losses	88.1%	97.0%	86.3%	87.3%	90.4%	92.9%	85.7%	84.6%	86.8%	85.2%	90.1%	87.7%	89.5%	88.4%

Commission expense ratio	23.1%	18.1%	18.1%	18.0%	19.9%	19.3%	17.6%	18.2%	18.0%	17.9%	18.0%	18.3%	19.2%	18.7%
Other expense ratio	13.9	13.2	11.7	11.4	13.4	11.9	10.8	10.8	11.6	10.8	12.1	11.2	12.5	11.7

Statutory expense ratio	37.0%	31.3%	29.8%	29.4%	33.3%	31.2%	28.4%	29.0%	29.6%	28.7%	30.1%	29.5%	31.7%	30.4%

GAAP combined ratio
GAAP combined ratio	85.6%	97.3%	88.6%	89.6%	94.5%	96.1%	94.5%	92.0%	89.1%	93.3%	91.8%	94.2%	90.3%	94.3%

*	Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

*nm	— Not meaningful

*	Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

13

Cincinnati Insurance Group
Quarterly Property Casualty Data — Commercial Lines

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06	6/30/07	6/30/06	9/30/07	9/30/06	12/31/07	12/31/06

Premiums
Adjusted written premiums (statutory)	$586	$587	$611	$658	$618	$589	$593	$635	$1,269	$1,228	$1,857	$1,817	$2,444	$2,435
Written premium adjustment — statutory only	(24)	(43)	2	35	(29)	(7)	10	33	37	43	(6)	36	(31)	7

Reported written premiums (statutory)*	$562	$544	$613	$693	$589	$582	$603	$668	$1,306	$1,271	$1,851	$1,853	$2,413	$2,442
Unearned premiums change	39	56	(6)	(89)	30	20	(4)	(86)	(96)	(90)	(41)	(70)	(2)	(40)

Earned premiums	$601	$600	$607	$604	$619	$602	$599	$582	$1,210	$1,181	$1,810	$1,783	$2,411	$2,402

Statutory combined ratio
Statutory combined ratio	89.7%	97.3%	84.4%	86.5%	92.4%	94.1%	89.6%	87.5%	85.4%	88.6%	89.2%	90.3%	89.2%	90.8%
Less catastrophe losses	—	0.2	0.8	1.8	1.9	2.3	5.6	5.1	1.3	5.3	0.9	4.3	0.6	3.7

Statutory combined ratio excluding catastrophe losses	89.7%	97.1%	83.6%	84.7%	90.5%	91.8%	84.0%	82.4%	84.1%	83.3%	88.3%	86.0%	88.6%	87.1%

GAAP combined ratio
GAAP combined ratio	87.3%	95.4%	85.2%	88.9%	91.1%	93.4%	90.3%	90.5%	87.0%	90.4%	89.8%	91.4%	89.2%	91.3%

*	Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

*nm	— Not meaningful

*	Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

14

Cincinnati Insurance Group
Quarterly Property Casualty Data — Personal Lines

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06	6/30/07	6/30/06	9/30/07	9/30/06	12/31/07	12/31/06

Premiums
Adjusted written premiums (statutory)	$163	$192	$197	$153	$167	$198	$211	$161	$350	$372	$541	$570	$705	$737
Written premium adjustment — statutory only	(1)	—	—	—	(1)	—	—	—	—	—	—	—	(1)	(1)

Reported written premiums (statutory)*	$162	$192	$197	$153	$166	$198	$211	$161	$350	$372	$541	$570	$704	$736
Unearned premiums change	14	(15)	(17)	28	17	(9)	(17)	35	11	18	(3)	9	10	26

Earned premiums	$176	$177	$180	$181	$183	$189	$194	$196	$361	$390	$538	$579	$714	$762

Statutory combined ratio
Statutory combined ratio	81.4%	103.6%	98.6%	93.5%	107.7%	104.0%	106.4%	98.1%	95.8%	101.6%	98.3%	102.3%	94.1%	103.6%
Less catastrophe losses	(1.0)	7.0	3.5	(4.1)	17.9	7.1	15.6	5.0	(0.3)	10.3	2.1	9.2	1.3	11.3

Statutory combined ratio excluding catastrophe losses	82.4%	96.6%	95.1%	97.6%	89.8%	96.9%	90.8%	93.1%	96.1%	91.3%	96.2%	93.1%	92.8%	92.3%

GAAP combined ratio
GAAP combined ratio	79.7%	103.8%	99.9%	92.0%	106.0%	104.4%	107.6%	96.4%	96.0%	102.0%	98.6%	102.8%	93.9%	103.6%

*	Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

*nm	— Not meaningful

*	Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

15